Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Analyst Contact:	Jeffrey L. Chastain
(713) 917-2020
	Media Contact:	Kate Perez
(713) 917-2343
Pride International, Inc. Reports
First Quarter 2011 Financial Results
     Houston, May 5, 2011 — Pride International, Inc. (NYSE: PDE) today reported income from continuing operations, net of tax, for the three months ended March 31, 2011 of $30.9 million, or $0.17 per diluted share, on revenues of $393.5 million. Results for the quarter included costs totaling $7.7 million, or $0.04 per diluted share, relating to the proposed merger of Pride and Ensco plc. The first quarter 2011 results compared to income from continuing operations, net of tax, for the fourth quarter of 2010 of $62.2 million, or $0.35 per diluted share, on revenues of $400.8 million. Fourth quarter 2010 results included costs associated with the reactivation, start-up and repair of several rigs, as well as an impairment charge taken against a receivable and severance costs relating to the closure of certain regional offices that in the aggregate negatively impacted results by $0.05 per diluted share. For the three months ended March 31, 2010, income from continuing operations, net of tax, was $80.7 million, or $0.45 per diluted share, on revenues of $362.8 million.
     Net income for the three months ended March 31, 2011 was $30.1 million, or $0.17 per diluted share, including a loss from discontinued operations, net of tax, of $0.8 million, with no effect on earnings per diluted share. The results compared to net income of $52.1 million, or $0.29 per diluted share, for the three months ended December 31, 2010, including a loss from discontinued operations, net of tax, of $10.1 million, or $0.06 per diluted share. For the three months ended March 31, 2010, net income reached $73.0 million, or $0.41 per diluted share, including a loss from discontinued operations, net of tax, of $7.7 million, or $0.04 per diluted share.
     Cash and cash equivalents at March 31, 2011 were $45.8 million compared to $485.0 million at December 31, 2010. The decline was primarily related to expenditures for the company’s deepwater expansion program, including a final payment to the shipyard made in January 2011 with the delivery of the company’s third deepwater drillship, the Deep Ocean Mendocino. Also, a progress payment was made on the fourth drillship in the expansion program, the Deep Ocean Molokai. Total debt at March 31, 2011 was $1,856.7 million, while total shareholder’s equity was $4,579.0 million, resulting in a debt-to-total-capital ratio of 29%, unchanged from the measure at December 31, 2010.

     Capital expenditures during the first quarter of 2011 totaled $401 million, including $338 million toward the company’s deepwater expansion program. The company estimates that capital expenditures for 2011 will total approximately $1.0 billion, including $763 million relating to the deepwater expansion program. These 2011 expenditures relating to the deepwater expansion program exclude capitalized interest, mobilization costs, capital spares and other start-up costs. At March 31, 2011, approximately $925 million of capital expenditures remained to complete construction of the final two units in the deepwater expansion program, the Deep Ocean Molokai, with an expected shipyard delivery in December 2011, and Deep Ocean Marquesas, with an expected shipyard delivery in June 2013. Also, the company reported that it has reached agreement with Samsung Heavy Industries, Ltd. (SHI) to extend the option for the construction of a sixth ultra-deepwater drillship to June 15, 2011. The option extension does not impact the estimated unit cost or delivery schedule determined in December 2010, upon the order by Pride of a fifth ultra-deepwater drillship.
     Deepwater Segment
     For the three months ended March 31, 2011, revenues from the company’s Deepwater segment, consisting of four drillships and six semisubmersible rigs, totaled $259.1 million compared to revenues of $271.0 million for the three months ended December 31, 2010. Earnings from operations were $78.3 million in the first quarter of 2011 compared to $107.4 million in the fourth quarter of 2010, while earnings before interest, taxes, depreciation and amortization (EBITDA) were $108.8 million compared to $137.0 million over the same comparative period. The decline in segment financial performance was due primarily to lower revenues and utilization, coupled with higher segment operating costs resulting, in part, from the addition of new rig capacity. The semisubmersible rig Pride North America completed a contract offshore Egypt in January 2011 and subsequently commenced a new contract in February following mobilization of the rig to Israel. With the commencement of the new contract, daily revenues from the rig declined to $275,000 from $495,000 under the previous contract. Also, the Pride North America experienced out-of-service time of approximately 15 days due to an upgrade in the rig’s water depth rating and certain equipment repairs, as well as delays caused by civil unrest in Egypt. First quarter financial performance was further impacted by out-of-service time on the semisubmersible rigs Pride Brazil, to complete a scheduled shipyard program, and Pride Portland, to complete equipment repairs. Both rigs returned to service in April 2011. Segment operating costs, before client reimbursables, in the first quarter of 2011 increased to $146.7 million compared to $130.7 million in the fourth quarter of 2010 due primarily to the start-up of the drillship Deep Ocean Clarion. The rig commenced a special standby dayrate of $380,000 in March 2011. Also, a dayrate increase to $305,000 from $141,000 was experienced for the semisubmersible rig Pride Rio de Janeiro. Segment utilization during the first quarter of 2011 was 91% compared to 96% in the fourth quarter of 2010, while average daily revenues were $341,400 in the first quarter of 2011 compared to $339,800 in the fourth quarter of 2010. At March 31, 2011, 85% of the company’s available rig days for the last three quarters of 2011 were under contract, with 75% committed in 2012, 58% in 2013, 46% in 2014 and 39% in 2015.
     The Deep Ocean Ascension remains in the U.S. Gulf of Mexico, having completed integrated acceptance testing with the client BP E&P (BP). Commencement of operations in the U.S. Gulf of Mexico, per the client’s original schedule, was delayed in 2010 by the drilling moratorium, and, more recently, plans to relocate the rig to an alternative drilling location offshore Libya were cancelled due to political unrest in the region. The Deep Ocean Ascension is currently finalizing client requested modifications and waiting for BP to designate the first drilling location, anticipated to be outside the United States. Subject to final documentation, we have agreed with BP that the rig will remain on the special standby dayrate of $360,000 until June 1, 2011, at which time the applicable dayrate of $540,189 will begin, along with commencement of the five-year term contract.

     The Deep Ocean Clarion has completed integrated acceptance testing with the client BP and is in the process of completing client-requested modifications and upgrades in preparation for relocation to the first drilling location, anticipated to be outside the United States. The rig began a special standby dayrate of $380,000 in early March 2011, in light of the drilling moratorium and recent delays in permitting in the U.S. Gulf of Mexico, where the rig was originally scheduled to commence operations. The special standby dayrate will continue until the earlier of July 1, 2011, or the commencement of mobilization, which is expected to begin in late-May 2011. In either event, the rig will begin earning the applicable dayrate of $596,000 per the terms of the existing contract. The five-year term will begin when operations commence at the first well location. The contract dayrate has been adjusted to reflect actual operating costs and client requested capital upgrades.
     The Deep Ocean Mendocino completed construction activities and was delivered from the SHI shipyard in January 2011. The rig is currently in transit to the U.S. Gulf of Mexico with an expected arrival during May 2011, when the rig will commence integrated acceptance testing with the client, Petroleo Brasileiro S.A. (Petrobras). Commencement in the U.S. Gulf of Mexico of the five-year contract with Petrobras is expected early in the third quarter of 2011 at a dayrate of $502,300.
     Finally, construction of the Deep Ocean Molokai continues in the SHI shipyard with a scheduled delivery of December 2011. The drillship is presently without a contract; however, the company currently has the unit bid on two client tenders with up to six other opportunities under review. The company remains confident that near-term client demand for ultra-deepwater units with advanced technical capabilities and drilling efficiencies will expand in the established and emerging deepwater basins, providing attractive opportunities to contract the rig prior to its delivery.
     Midwater Segment
     The company’s Midwater segment, consisting of six semisubmersible rigs, reported revenues for the first quarter of 2011 of $99.3 million compared to revenues of $97.8 million in the fourth quarter of 2010. The slight revenue improvement was primarily due to a full quarter of utilization on the Pride Venezuela, partially offset by 52 days at zero dayrate on the Pride South Atlantic to address unplanned regulatory inspections and equipment repairs. The Pride South Atlantic has since returned to work. Operating costs in the first quarter of 2011, excluding client reimbursables, increased to $77.4 million compared to $74.8 million in the fourth quarter of 2010. The higher operating costs were primarily driven by reactivation costs associated with the Pride South Seas. The reactivation activities are expected to conclude during the third quarter of 2011 when the rig is expected to commence an initial four months of work offshore Congo at a dayrate of $185,000. The rig has been idle since August 2009. Segment earnings from operations were $8.9 million during the first quarter of 2011 compared to $10.4 million in the fourth quarter of 2010. EBITDA contribution was $21.4 million compared to $21.9 million over the same comparative period. The Midwater segment has contracted 82% of the available rig days over the remaining three quarters in 2011, as of March 31, 2011, with 35% contracted in 2012, 14% in 2013 and none in 2014.

     Independent Leg Jackup Segment
     Revenues from the company’s seven independent leg jackup rigs improved to $17.1 million in the first quarter of 2011, up from $12.8 million in the fourth quarter of 2010. The increase was driven by higher utilization, which improved to 27% in the first quarter of 2011 from 14% during the fourth quarter of 2010 due primarily to increased activity on the Pride North Dakota, following a shipyard program in the fourth quarter of 2010, and the Pride Cabinda, which commenced a new, estimated six-month contract in March 2011 following a period of inactivity. The segment’s loss from operations declined to $7.1 million in the first quarter of 2011 compared to a loss of $11.6 million in the fourth quarter of 2010. Segment EBITDA improved to $1.2 million compared to negative EBITDA of $4.1 million over the same comparative period.
     In light of the agreement and plan of merger with Ensco plc, the company will not host a conference call to discuss the first quarter financial results, but will post the earnings release and supporting statements and schedules on its website at www.prideinternational.com. Pride International will hold a special shareholders meeting on May 31, 2011 to vote on the proposed merger.
     Pride International, Inc., headquartered in Houston, Texas, operates a fleet of 26 mobile offshore drilling units, consisting primarily of floating rigs (semisubmersibles and drillships) that address deepwater drilling programs around the world. The company has one of the youngest and most technologically advanced deepwater drilling fleets in the offshore industry, with five drillships, including three delivered since the beginning of 2010, six semisubmersible rigs and two managed deepwater rigs. Two additional deepwater drillships are currently under construction with expected deliveries in 2011 and 2013. The company’s fleet also includes six other semisubmersible rigs and seven jackup rigs. Pride International’s floating rig fleet operates primarily offshore Brazil and West Africa where the company has a long-standing presence.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Pride International, Inc.
Consolidated Statements of Operations
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
REVENUES
Revenues, excluding reimbursable revenues	$386.1	$357.4
Reimbursable revenues	7.4	5.4

	393.5	362.8

COSTS AND EXPENSES
Operating costs, excluding depreciation	256.7	200.9
Reimbursable costs	6.5	4.2
Depreciation	53.0	42.1
General and administrative, excluding depreciation	35.5	29.5
Gain on sales of assets, net	—	(0.2)

	351.7	276.5

EARNINGS FROM OPERATIONS	41.8	86.3
OTHER INCOME (EXPENSE), NET
Interest expense, net of amounts capitalized	(4.7)	—
Interest income	0.6	0.2
Other income (expense), net	(3.8)	8.9

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	33.9	95.4
INCOME TAXES	(3.0)	(14.7)

INCOME FROM CONTINUING OPERATIONS, NET OF TAX	30.9	80.7
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(0.8)	(7.7)

NET INCOME	$30.1	$73.0

BASIC EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.17	$0.45
Loss from discontinued operations	—	(0.04)

Net income	$0.17	$0.41

DILUTED EARNINGS PER SHARE:
Income from continuing operations attributable to common shareholders	$0.17	$0.45
Loss from discontinued operations	—	(0.04)

Net income	$0.17	$0.41

SHARES USED IN PER SHARE CALCULATIONS
Basic	177.1	175.4
Diluted	178.2	175.9

Pride International, Inc.
Consolidated Balance Sheets
(In millions)

	March 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$45.8	$485.0
Trade receivables, net	291.8	200.3
Deferred income taxes	15.5	10.1
Other current assets	111.1	127.3

Total current assets	464.2	822.7

PROPERTY AND EQUIPMENT	7,796.4	7,337.0
Less: accumulated depreciation	1,423.3	1,375.8

Property and equipment, net	6,373.1	5,961.2
OTHER ASSETS, NET	88.2	87.8

Total assets	$6,925.5	$6,871.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$30.3	$30.3
Accounts payable	111.1	112.3
Accrued expenses and other current liabilities	211.8	217.0

Total current liabilities	353.2	359.6

OTHER LONG-TERM LIABILITIES	101.3	101.5

LONG-TERM DEBT, NET OF CURRENT PORTION	1,826.4	1,833.4

DEFERRED INCOME TAXES	65.6	60.9

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	1.8	1.8
Paid-in capital	2,140.1	2,103.0
Treasury stock	(27.2)	(21.8)
Retained earnings	2,460.0	2,429.9
Accumulated other comprehensive income	4.3	3.4

Total stockholders’ equity	4,579.0	4,516.3

Total liabilities and stockholders’ equity	$6,925.5	$6,871.7

Pride International, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(In millions)

	Three Months Ended
	March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30.1	$73.0
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	53.0	42.1
Amortization and write-offs of deferred financing costs	1.0	0.6
Amortization of deferred contract liabilities	(1.5)	(13.4)
Gain on sales of assets, net	—	(0.2)
Deferred income taxes	(0.8)	2.2
Excess tax benefits from stock-based compensation	—	(2.6)
Stock-based compensation	9.6	8.1
Other, net	0.1	0.2
Net effect of changes in operating accounts	(88.5)	(11.3)
Increase (decrease) in deferred revenue	7.5	(0.9)
Increase in deferred expense	5.6	2.4

NET CASH FLOWS FROM OPERATING ACTIVITIES	16.1	100.2
CASH FLOWS USED IN INVESTING ACTIVITIES:
Purchases of property and equipment	(474.1)	(516.7)
Proceeds from dispositions of property and equipment	—	0.4

NET CASH FLOWS USED IN INVESTING ACTIVITIES	(474.1)	(516.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of borrowings	(7.1)	(7.1)
Net proceeds from employee stock transactions	25.9	4.3
Excess tax benefits from stock-based compensation	—	2.6

NET CASH FLOWS FROM (USED IN) FINANCING ACTIVITIES	18.8	(0.2)
Decrease in cash and cash equivalents	(439.2)	(416.3)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	485.0	763.1

CASH AND CASH EQUIVALENTS, END OF PERIOD	$45.8	$346.8

Pride International, Inc.
Quarterly Continuing Operating Results by Segment
(Unaudited)
(In millions)

		Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Deepwater revenues:
Revenues, excluding reimbursables	$254.9	$267.3	$217.9
Reimbursable revenues	4.2	3.7	2.9

Total Deepwater revenues	259.1	271.0	220.8

Midwater revenues:
Revenues, excluding reimbursables	98.8	96.8	93.8
Reimbursable revenues	0.5	1.0	0.4

Total Midwater revenues	99.3	97.8	94.2

Independent Leg Jackups revenues:
Revenues, excluding reimbursables	17.0	12.5	31.4
Reimbursable revenues	0.1	0.3	0.2

Total Independent Leg Jackups revenues	17.1	12.8	31.6

Other	18.0	19.0	16.2
Corporate	—	0.2	—

Total revenues	$393.5	$400.8	$362.8

Earnings (loss) from continuing operations:
Deepwater	$78.3	$107.4	$87.5
Midwater	8.9	10.4	30.9
Independent Leg Jackups	(7.1)	(11.6)	(1.2)
Other	(0.7)	0.1	0.6
Corporate	(37.6)	(30.7)	(31.5)

Total	$41.8	$75.6	$86.3

Pride International, Inc.
Quarterly Selected Segment Metrics

	Q1 2011		Q4 2010		Q1 2010
	Average Daily	Utilization	Average Daily	Utilization	Average Daily	Utilization
	Revenues (1)	(2)	Revenues (1)	(2)	Revenues (1)	(2)
Deepwater	$341,400	91%	$339,800	96%	$335,100	91%
Midwater	$255,200	72%	$243,300	73%	$265,000	66%
Independent Leg Jackups	$98,800	27%	$139,400	14%	$110,100	45%

(1)	Average daily revenues are based on total revenues for each type of rig divided by actual days worked by all rigs of that type. Average daily revenues will differ from average contract dayrate due to billing adjustments for any non- productive time, mobilization fees, demobilization fees, performance bonuses and charges to the customer for ancillary services.

(2)	Utilization is calculated as the total days worked divided by the total days in the period.

Pride International, Inc.
Reconciliation of Earnings before Interest, Taxes and Depreciation and Amortization (EBITDA)
(Unaudited)
(In millions)
We believe that this non-GAAP financial measure for EBITDA is meaningful information that our management considers when making investment decisions. We believe it also provides supplemental information regarding our operating results with respect to both the performance of our fundamental business activities and our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe investors and analysts commonly use EBITDA as a widely accepted financial indicator to analyze and compare companies on the basis of operating performance that have different financing and capital structures and tax rates. EBITDA is not a substitute for the U.S. GAAP measures of earnings or of cash flow and is not necessarily a measure of the company’s ability to fund its cash needs.

	Q1 2011	Q4 2010	Q1 2010
Deepwater
Income from continuing operations	$78.3	$107.4	$87.5
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation	30.5	29.6	20.7

EBITDA	108.8	137.0	108.2

Midwater
Income from continuing operations	8.9	10.4	30.9
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation	12.5	11.5	12.0

EBITDA	21.4	21.9	42.9

Independent Leg Jackups
Income (loss) from continuing operations	(7.1)	(11.6)	(1.2)
Plus: Total interest expense, net	—	—	—
Plus: Income tax provision	—	—	—
Plus: Depreciation	8.3	7.5	7.5

EBITDA	1.2	(4.1)	6.3

Other & Corporate
Loss from continuing operations	(49.2)	(44.0)	(36.5)
Plus: Total interest expense, net	4.1	6.1	(0.2)
Plus: Income tax provision	3.0	5.7	14.7
Plus: Depreciation	1.7	2.0	1.9

EBITDA	(40.4)	(30.2)	(20.1)

Total Pride International Inc.
Income (loss) from continuing operations	30.9	62.2	80.7
Plus: Total interest expense, net	4.1	6.1	(0.2)
Plus: Income tax provision	3.0	5.7	14.7
Plus: Depreciation	53.0	50.6	42.1

EBITDA	$91.0	$124.6	$137.3